MG Small Cap Fund 10f3

Transactions Q3 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	WJ Communications Inc.	Stanford Micro Devices	RF Micro Devices
Underwriters

Chase, CIBC, Thomas

Weisel, Bank of America,

CS First Boston, Dain Rauscher, DBAB, DLJ, Merrill Lynch, Salomon Smith Barney, Adams Harkness Hill, Robert Baird,

First Security Van Kasper, Hoak Breedlove Wesneski, Legg Mason, Needham, Tucker Anthony

		Deutsche Banc Alex Brown, Banc of America Securities, CIBS World Markets, Robertson Stephens, etc.	Montgomery Securities, Hambrecht & Quist, Oppenheimer, etc., including Alex Brown and Deutsche Morgan Grenfell
Yrs of continuous operation, including predecessors	>3	>3	>3
Security	WJCI	SMDI	RFMD
Is the affiliate a manager or co-manager of offering?	No	Yes	No
Name of underwriter or dealer from which purchased	Chase Hambrecht & Quist/Oppenheimer & Co.	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	8/18/2000	5/24/2000	6/3/1997
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 86,400,000	$ 48,000,000	$ 36,444,000
Total	$ 86,400,000	$ 48,000,000	$ 36,444,000
Public offering price	$ 16.00	$ 12.00	$ 12.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.12 (7%)	$ 0.84 (7%)	$ 0.84 (7%)
Shares purchased	5,500	n/a	n/a
$ amount of purchase	$ 88,000	n/a	n/a
% of offering purchased by fund	0.102%	n/a	n/a
% of offering purchased by associated funds*	0.187%	n/a	n/a
Total	0.289%	n/a	n/a
*Small Cap Active Equity